EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES OFFICER APPOINTMENTS
COLDWATER, MICHIGAN, January 28, 2008 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market:MCBF), the parent company of Monarch Community Bank, today announced the appointment of William C. Kurtz to Executive Vice President of the Company and Executive Vice President-COO for the Bank. Rebecca S. Crabill has been appointed Vice President-Chief Financial Officer of the Company and the Bank.
Mr. Kurtz has been with the Company since 1997, most recently as Senior Vice President and CFO. Ms. Crabill has been with the Company since 1996, most recently as Controller of the Bank.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Donald L. Denney, CEO	William C. Kurtz, EVP
(517) 279-3978	(517) 279-3960